Exhibit 1.1

Hutchison Telecommunications International Limited (SEHK Stock Code: 2332 / NYSE Ticker: HTX)

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and the New York Stock Exchange, Inc. take no responsibility for the contents of this document, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.

THE TRANSACTIONS CONTEMPLATED BY THE SCHEME DOCUMENT AND THIS DOCUMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This document appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror, HWL or HTIL nor is it a solicitation of any vote or approval in any jurisdiction. This document also does not constitute any solicitation or recommendation under rules and regulations of the SEC.

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 2332)

Executive Directors:

Mr. LUI Dennis Pok Man

Mr. Christopher John FOLL

Mr. CHAN Ting Yu
(also Alternate to Mr. Lui Dennis Pok Man)

Non-executive Directors:

Mr. FOK Kin-ning, Canning (Chairman)

Mrs. CHOW WOO Mo Fong, Susan
(also Alternate to Mr. Fok Kin-ning, Canning
and Mr. Frank John Sixt)

Mr. Frank John SIXT

Independent Non-executive Directors:

Mr. KWAN Kai Cheong

Mr. John W. STANTON

Mr. Kevin WESTLEY

Alternate Director:

Mr. WOO Chiu Man, Cliff
(Alternate to Mr. Christopher John Foll)

Registered office: Cricket Square Hutchins Drive PO Box 2681 Grand Cayman KY1-1111 Cayman Islands Principal place of business: 22nd Floor, Hutchison House 10 Harcourt Road Hong Kong

27 April 2010

To: the HTIL Shareholders (including the HTIL ADS Holders)

PROPOSED PRIVATISATION OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

BY HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS

AT THE PRICE OF HK$2.20 PER SCHEME SHARE

(INCLUDING SCHEME SHARES UNDERLYING HTIL ADSs)

AND

CONDITIONAL OFFER TO CANCEL

ALL OUTSTANDING SHARE OPTIONS OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

We refer to the Scheme Document* dated 15 March 2010 sent to the HTIL Shareholders and the HTIL Optionholders and wish to remind you of the upcoming Court Meeting and EGM, and actions to be taken. Terms and expressions defined in the Scheme Document shall have the same meanings when used below and all times and dates are Hong Kong times and dates except where otherwise stated.

If the Scheme becomes effective, each Scheme Shareholder will receive HK$2.20 in return for the cancellation of each Scheme Share. Entitlement to the Cancellation Price will be with reference to shareholdings as at the Record Date of 24 May 2010. The holder of each HTIL ADS will receive, after deduction of the ADS cancellation fee of US$5.00 per 100 HTIL ADSs, a net Cancellation Price equivalent to approximately US$4.20 per HTIL ADS, less any governmental charges and taxes. The latter US dollar amount is calculated based on the exchange rate disclosed in the Scheme Document.

COURT MEETING AND EGM

The Proposals and the Scheme require, amongst other things, approval at the Court Meeting to be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong on 12 May 2010 at 11:00 a.m., and at the EGM, to be held at the same venue at 11:45 a.m. (or so soon thereafter as the Court Meeting has concluded or adjourned).

If you are an HTIL Shareholder of record as at 4:30 p.m. 6 May 2010, you are entitled to attend and vote at the Court Meeting (unless you are the Offeror or a party acting in concert with the Offeror) and at the EGM.

VOTING BY PROXY

HTIL Shareholders: You may wish to complete and sign the enclosed forms of proxy and return them not later than:

•                          11:45 a.m. 10 May 2010 (Monday) for the white form of proxy for the EGM at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

•                          8:00 a.m. 12 May 2010 (Wednesday) for the pink form of proxy for the Court Meeting (i) at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong, or (ii) by facsimile at number (852) 2128 1771 for the attention of the “Company Secretary”. The pink form of proxy may also be handed to the Chairman of the Court Meeting at the Court Meeting, which may be accepted at his discretion.

HTIL ADS Holders: As HTIL ADS Holders are not HTIL Shareholders of record, they do not have the right to vote directly at either meeting, but HTIL ADS Holders may instruct the HTIL ADS Depositary to vote the HTIL Shares underlying their HTIL ADSs. Please refer to the Scheme Document for the voting procedure. If you choose to use the enclosed HTIL ADS Voting Instruction Card, you must return it to the HTIL ADS Depositary by 10:00 a.m. 4 May 2010 (New York time). If you are not the registered holder of your HTIL ADSs, please follow the directions provided by your financial intermediary.

HTIL SHARES NOW HELD IN CCASS OR A STREET NAME

If you are a Beneficial Owner of HTIL Shares held in CCASS or a street name and wish to attend and vote in person at either meeting, you may elect to become an HTIL Shareholder of record by 4:30 p.m. 6 May 2010. In order to do that, you may have to withdraw some or all of your HTIL Shares from CCASS or arrange some or all of your HTIL Shares to be registered in your own name in time.

In respect of HTIL Shares of which you will not be shareholder of record in your own name by 4:30 p.m. 6 May 2010 you should provide voting instructions to HKSCC or your financial intermediary in advance of the latest proxy lodgment times in order to provide the Registered Owner with sufficient time to complete and submit their proxy by the deadline.

GENERAL

If you are in any doubt as to the action to be taken, you are encouraged to consult your licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser. Please refer to the Scheme Document for specific details of the Proposals and the Scheme, the implementation of which is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable. The Proposals may or may not be implemented and the Scheme may or may not become effective. Accordingly, you are reminded to exercise caution when dealing in securities of HTIL.

*                         The Scheme Document (in both English and Chinese versions) is available from the Stock Exchange’s website (www.hkexnews.hk), HWL’s website (www.hutchison-whampoa.com), and HTIL’s website (www.htil.com); and (in English only version) is an exhibit to a Form Schedule 13E-3 (the “Schedule 13E-3”) filed on 15 March 2010 by us, HWL and the Offeror with the SEC. The Schedule 13E-3 has been amended on 20 April 2010 (New York time) to include additional disclosure and clarifying information in response to comments issued by the SEC staff. While this information is important and should be read, the respective boards of directors of HWL, HTIL and the Offeror believed, as stated in the joint announcement of 22 April 2010 issued by the parties, that the material information reasonably necessary to make an informed decision about the merits of the Scheme and the Proposals and whether or not to attend and vote at the Court Meeting and the EGM, was and is contained in the Scheme Document dated 15 March 2010. A copy of the Schedule 13E-3 is available from HTIL’s website (www.htil.com) and the SEC’s website (www.sec.gov).

HTIL Shareholders and HTIL ADS Holders should read the Scheme Document and the Schedule 13E-3 (as it has been or may be further amended) carefully before casting any vote at (or providing any voting instructions or proxy in respect of) the Court Meeting or the EGM.

Yours faithfully For and on behalf of Hutchison Telecommunications International Limited Edith Shih Company Secretary

The HTIL Directors jointly and severally accept full responsibility for the accuracy of the information contained in this document and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this document have been arrived at after due and careful consideration and there are no other facts not contained in this document, the omission of which would make any statement in this document misleading.